Exhibit 99.1

Basin Water, Inc. Reports First Quarter 2006 Results

Monday, June 26, 2006, 9:00 am ET

Revenues Increase to $3.7 Million, Gross Profit Increase to $1.1 Million

RANCHO CUCAMONGA, CALIFORNIA—(BUSINESS WIRE)—June 26, 2006—Basin Water, Inc. (NASDAQ:BWTR—News) today reported financial results for the quarter ended March 31, 2006.

Revenues increased 311% to $3.7 million for the first quarter of 2006 as compared to $0.9 million for the same period of 2005. Revenues from both system sales and contract revenues continue to grow compared to the prior year quarter.

Gross profit increased for the quarter by 267% to $1.1 million compared to $0.3 million for 2005 as a result of the increased volume in system sales. Gross profit as a percentage of revenues was 31%, a decrease from 36% in the prior year period due to increased costs on a large system sale project and due to higher volume-related contract operating costs and increased engineering and field service labor expense. We continue to expand our engineering and field service staff in anticipation of future volume growth.

Selling, general and administrative (SG&A) expenses increased to $1.1 million in the first quarter of 2006 compared to $0.4 million in the first quarter 2005, representing 30% of revenues in 2006, a decrease from 47% of revenues in 2005. The increase in SG&A expense was primarily attributable to an increase in personnel costs, as well as a $0.2 million expense for stock-based compensation during the first quarter of 2006.

Though the quarter reflects a net loss from operations of $0.1 million, this was an improvement over the prior year quarter net loss from operations of $0.2 million. Our first quarter 2006 net loss of $0.4 million included interest expense of $0.3 million compared to a net loss of $0.3 million in the prior year period, with interest expense of $0.1 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $0.3 million during the first quarter of 2006, an increase of $0.36 million over the prior year quarter. In addition, during the first quarter of 2006, Basin Water recorded $0.4 million of non-cash charges, consisting of $0.2 million of stock-based compensation expense as well as $0.2 million of intangible charges related to warrants issued by the company. A complete reconciliation containing adjustments from GAAP net income to EBITDA is included at the end of this release.

The President and Chief Executive Officer of Basin Water, Peter Jensen, said, “While we are pleased with our first quarter results, we continue to implement our strategy of marketing our water treatment systems to both new and existing customers, and working with strategic partners to place additional systems with customers. We anticipate that our revenues will continue to grow during the next several quarters. In light of this projected growth, Basin Water will continue to add sales, marketing, engineering and other support personnel to meet the demands of our customers.”

Conference Call

The company will provide more detail regarding its first quarter results in a conference call and web cast to be held today, June 26, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Form S-1 and Quarterly Report for the quarter ended March 31, 2006 on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

FINANCIAL HIGHLIGHTS – BASIN WATER, INC.

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues	$3,703	$896
Gross profit	1,147	320
Loss from operations	(52)	(244)
Net loss	(371)	(311)
Net loss per common share:
Diluted	$(0.04)	$(0.03)
Weighted average outstanding common shares:
Diluted	10,303	9,586

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31, 2006	December 31, 2005
Current assets	$9,612	$10,410
Property, plant and equipment, net	9,823	9,483
Total assets	$27,157	$23,798

Current liabilities	$10,240	$3,853
Long-term notes payable	2,000	6,878
Convertible preferred stock	8,779	8,779
Stockholders’ equity	5,645	3,809
Total liabilities and stockholders’ equity	$27,157	$23,798

NOTE:	Basin Water completed its initial public offering on May 17, 2006. The net proceeds from this offering after underwriting discounts and commissions and offering costs was $74,500. Basin Water subsequently repaid $9,000 in notes payable, which have been classified (net of debt discounts) as current liabilities as of March 31, 2006 in the above table. In addition, in connection with the initial public offering, all convertible preferred stock of the company was converted into common stock.

Non-GAAP Measure

This press release includes the use of EBITDA, which is a “non-GAAP” financial measure within the meaning of SEC Regulation G. In evaluating its business, the company considers and uses EBITDA as a supplemental measure of its operating performance. EBITDA is defined as net income or loss before interest expense, income tax expense, depreciation and amortization. The company believes use of EBITDA facilitates operating performance comparisons from period to period and company to company by removing potential differences caused by variations in capital structures (affecting primarily relative interest expense), the book amortization of intangibles (affecting relative amortization expense, the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and other non-cash charges. The company believes that, by eliminating such effects, EBITDA provides a meaningful measure of overall corporate performance exclusive of our capital structure, and the method and timing of our expenditures associated with building and placing our systems. The company also presents EBITDA because it believes EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as analytical tool, and when assessing the company’s performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.

We compensate for the foregoing limitations by relying primarily on our GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

EBITDA CALCULATION – BASIN WATER, INC

(unaudited and in thousands)

	Three Months Ended March 31,
	2006	2005
Net Loss	$(371)	$(311)
Add: interest expense	181	67
Add: depreciation and amortization	520	217
Add: income tax expense	—	—

EBITDA	$330	$(27)

Contact:

Basin Water, Inc.

Tom Tekulve (909) 481-6800

www.basinwater.com